solazyme

renewable oil production
for fuel, for food, for life™

OPTION EXCHANGE PROGRAM OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS FOR NEW STOCK OPTIONS Exhibit 99.(a)(1)(E)

PURPOSE OF THE PRESENTATION
• Remind Zymers of the key dates and terms of the Exchange Offer
• Provide you with considerations for your decision making
• Illustrate what terms mean
• Review exchange mechanics
• Ensure you know where to go for help
Reminder: Solazyme is not authorized to give financial, legal or tax advice

3 AGENDA • Review of Offer Terms, Eligibility, and Key Dates • Considerations and Trade-offs • Illustrations • Tender Mechanics • Where to go for help

OFFER TERMS, ELIGIBILITY AND KEY DATES
Eligibility All options held by Solazyme, Inc.
employees that have exercise prices of
$6.79 or more
Exchange Ratio 2 for 1 (two old options for one new
option)
Exercise Price Closing price on grant date (expected to
be February 19, 2015)
Vesting Same rate as surrendered option except
vesting will cumulate and cliff vest on
January 1, 2016
Term Same as surrendered option
Tax Treatment of New Options Non-qualified stock options
Offering Begins January 21, 2015
Offering Ends February 18, 2015
New Option Grant Date February 19, 2015

CONSIDERATIONS AND TRADE OFFS
Deciding whether to participate in the exchange offer is a personal decision.  This is a voluntary program, you are not required to participate.
Among the many factors to keep in mind:
•
Would you rather have more options with a higher exercise
price or fewer options with a lower exercise price?
•
If your existing option is an incentive stock option (ISO), would you rather have ISOs or non-qualified stock options (NQ)?
•
Where do you see the Solazyme stock price moving? When?
•
What is your investment time horizon?
Please consider consulting with a professional financial, legal or tax advisor for your specific situation.

ILLUSTRATION
Employee has an incentive stock option covering 1,000 shares with an exercise price of
$8.00/share.
Should s/he exchange this option for a non-qualified stock option covering 500 shares with an exercise price of $2.50/share*
Possible economic analysis:
Ignoring the tax differences between the two options, at stock prices below $13.50 the employee is better off having 500 options @ $2.50 than 1,000 options @ $8.00; however at prices above $13.50, the employee is better off having 1,000 options @ $8.00 than 500 options @ $2.50 (thus for this option, the “equalization price” would be $13.50).
In addition, exercise of the old ISO option may not trigger immediate taxation and would not trigger certain other taxes (like FICA). Exercise of the new NQ option would trigger immediate taxes (including FICA).  This will also have an impact on the economic analysis.
*hypothetical new option exercise price

“EQUALIZATION PRICE”
†
FOR NEW OPTIONS WITH A $2.50 EXERCISE PRICE
Old Option Exercise Price ($) Equalization Price † ($)
6.79 11.08
7.80 13.10
8.77 15.04
10.89 19.28
11.24 19.98
11.49 20.48
14.38 26.26
If the existing option is an ISO, exercise of that ISO may not trigger immediate taxation and would not trigger certain other taxes (like FICA). Exercise of the new NQ option would trigger immediate taxes (including FICA).
† Solazyme can make no assurance as to what its stock price may be in the future.

VESTING
New stock options will be subject to the same rate of vesting, from the same vesting commencement date, as the exchanged options, provided that any vesting that would have occurred prior to January 1, 2016 will cumulate and cliff vest on
January 1, 2016
Example:
If you tendered an option for exchange that covered 9,600 shares that vested monthly over four years from May 1, 2014 (200 shares per month), your new option will cover 4,800 shares (based on the two-for-one exchange rate) with the same vesting rate (1/48, or 100 shares, per month) with a cliff vest of 2,000 shares on January 1, 2016 and 100 shares vesting per month thereafter until fully vested on May 1, 2018
Each new option will have the same final vest date as the corresponding eligible option. There will be no vesting prior to January 1, 2016 even if the tendered option was partially or fully vested at the time of exchange.

TENDER MECHANICS
Complete the Election Form provided to you
•
Election Form includes a listing of all your eligible option grants
Complete, execute and deliver the Election Form so it is received by Solazyme prior to the offer termination (9:00 p.m. Pacific Time on February 18, 2015)
Delivery options:
•
Via electronic delivery to options-exchange@solazyme.com
•
Via facsimile to 650-989-6700 Attn: Idalina Chan
•
Via mail courier or hand delivery to: Solazyme, 225 Gateway Boulevard, South
San Francisco, CA 94080 Attn: Idalina Chan
Election Form must be received by the offer termination.
If you do not wish to participate in the offering you need not do anything and your existing options will remain outstanding with their current terms and exercise price.

WHERE TO GO FOR HELP
For a complete description of the exchange offer, terms and mechanics please review the exchange offer documents (in particular the Offer to Exchange) found at:
•
https://intranet.internal.solazyme.com/index.php/Options-Exchange
For questions on the exchange offer please call:
•
Paul Quinlan;
•
Lori Urushima;
•
Megan Comport; or
•
Kathy Stafford
or send an e-mail with your question(s) to options-exchange@solazyme.com
To review a list of your eligible options please consult your personalized Election Form.  For an additional copy of your Election Form please send an e-mail request to options-
exchange@solazyme.com.